Exhibit 5.1

[LETTERHEAD OF MCKESSON CORPORATION]

November 12, 2002

McKesson Corporation
McKesson Plaza
One Post Street
San Francisco, California 94104

Ladies and Gentlemen:

     I am Senior Vice President, General Counsel and Secretary of McKesson Corporation, a Delaware corporation (the “Company”), and am delivering this opinion in connection with the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), 17,850,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share, reserved for sale pursuant to the Company’s 2000 Employee Stock Purchase Plan, 1999 Stock Option and Restricted Stock Plan and 1994 UK Sharesave Scheme (collectively, the “Plans”).

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In rendering the opinions set forth herein, I have examined and relied on originals or copies of the following:

     (a)  the Registration Statement;

     (b)  the Restated Certificate of Incorporation of the Company, as currently in effect;

     (c)  the Restated By-Laws of the Company, as currently in effect; and

     (d)  certain resolutions of the Board of Directors of the Company relating to the transactions contemplated by the Registration Statement.

     I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than signatures executing documents on behalf of the Company), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others.

     I am a member of the California Bar and for purposes of this opinion, do not hold myself out as an expert on, nor do I express any opinion as to the laws of any jurisdiction other than the law of the State of California and the General Corporation Law of the State of Delaware. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

     Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued and sold in accordance with the terms of the respective Plans, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ivan D. Meyerson Ivan D. Meyerson Senior Vice President, General Counsel and Secretary